                                                               EXHIBIT NO. 10.39


November 23, 1998


Mr. Stephen J. Austin
Executive Vice President and
Director of Risk Evaluation Group
4565 Colorado Boulevard
Los Angeles, California 90039

         Re: SEVERANCE AGREEMENT

Dear Steve:

This will memorialize our agreement, subject to the conditions described below, on the terms of the severance of your employment by Bank Plus Corporation ("Bank Plus") and its affiliates, including Fidelity Federal Bank, FSB ("Fidelity," together with Bank Plus and their respective subsidiaries, the "Company"), as well as the termination of the Employment Agreement dated as of August 1, 1997 (the "Employment Agreement"), between you and Fidelity.

You agree to resign all positions, whether as an officer, director or employee, with Bank Plus, Fidelity and their respective affiliates, all effective March 31, 1999, on the following terms and subject to the following conditions:

1. Fidelity would retain you for a period of 1 year commencing April 1,1999 to provide consulting services as an independent contractor to the Company pursuant to a consulting agreement under which you would make yourself available for not more than forty hours per month, in exchange for which Fidelity would agree to pay you a bi-weekly consulting fee of $6,807.70 during such period, for a total of $177,000.20; such consulting agreement would not provide for a non-compete provision; the full amount of any unpaid balance of the consulting fee for any remaining term of the consulting agreement will accelerate upon a change in control, as that term is defined in the Employment Agreement;

2. Fidelity would provide you with health benefits for one year (the Company would pay for the cost of coverage under COBRA, less the amount you are currently paying for medical and dental coverage under the Company's plans) or such shorter period of time until you obtain other employment with reasonably comparable health benefits;

Stephen J. Austin
November 23, 1998
Page 2



3. You would supply Bank Plus and Fidelity and their respective affiliates, officers, directors, employees, consultants, accountants and attorneys with a general release of all known and unknown claims;

4. Bank Plus and Fidelity would supply you with a release of all known claims and claims which in the exercise of reasonable diligence should have been known by Fidelity;

5. Bank Plus and Fidelity would reaffirm your rights to indemnification under the terms of their respective bylaws and indemnity agreements with you;

6. Fidelity would pay you for all accrued and unused vacation hours as of March 31, 1999 at the rate of your current base salary, not to exceed 200 hours;

7. Subject to Compensation Committee approval, the restrictions on your 2,896 shares of restricted stock in the Bank Plus Corporation Stock Option and Equity Incentive Plan will lapse and you would become 100% vested as of April 1, 1999; however, all stock options will be immediately released to the Company effective November 23, 1998;

8. You will remain entitled to your vested benefits under the Deferred Compensation Plan and 401(k) Savings and Investment Plan; all other employment related agreements, except as expressly provided for herein, shall be of no force and effect after November 23, 1998; and

9. From the present until March 31, 1999, you agree to make yourself reasonably available and your job responsibilities will include:

               a. Completion of the documentation for all of the corrective actions and responses to the report of examination from the recent OTS safety and soundness examination.

               b. Consistent with my recommended realignment and reorganization of senior management, supporting and working to effect an orderly reassignment and transition of the departments and executives that report to you, including the transition of the internal audit function and the reassignment of the compliance department, credit policy, credit administration, security, appraisal and insurance.

               c. Management and completion of the internal audit co-sourcing partner project and the items specified in your memorandum of November 20, 1998 to Christina Sutherland (a copy of which attached hereto).

Stephen J. Austin
November 23, 1998
Page 3



This agreement may be executed by the parties hereto in counterparts. After your execution of this agreement, we will proceed with the finalization of the consulting and release agreements.

                                            Sincerely,

                                            BANK PLUS CORPORATION
                                            FIDELITY FEDERAL BANK, A FSB



                                            By:  /S/ MARK K. MASON
                                               ---------------------------------
                                                 Mark K. Mason,
                                                 Chief Executive Officer



The foregoing is accepted and agreed to
this 24th day of November, 1998



  /S/ STEPHEN J. AUSTIN
---------------------------------
Stephen J. Austin